MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

PENNSYLVANIA MUNICIPAL BOND FUND

SERIES #4

FILE # 811-4375

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
12/19/01	Puerto Rico Pub Fin Auth 5.7% 8/1/25	$695,000	$1,095,845,000	Morgan Stanley
		$	$
		$	$